Exhibit 99.1

IO Biotech Announces Achievement of Significant Phase 3 Clinical Trial Recruitment Milestone

•

225 patients now randomized in global Phase 3 clinical trial for IO102-IO103, in combination with pembrolizumab, in patients with advanced melanoma; trial protocol calls for an interim analysis of overall response rate (ORR) one year after 225 patients have been randomized

•	Data obtained from this analysis, if positive, could allow for submission of a Biologics License Application for accelerated approval in the United States

•	Full trial population increased to 380 patients to potentially accelerate time to reach primary progression free survival (PFS) endpoint

•	Company continues to expect to fully enroll the trial by year-end 2023 and for its current cash to support activities through third quarter of 2024

NEW YORK, June 14, 2023 (GLOBE NEWSWIRE) — IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® technology platform, announced today that it has randomized 225 patients in its global Phase 3 clinical trial for IO102-IO103, in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy, in patients with advanced melanoma. This clinical milestone is significant as the Phase 3 trial protocol calls for an interim analysis of overall response rate one year after 225 patients have been enrolled. Data obtained from this interim analysis, if positive, could allow for submission of a Biologics License Application for an accelerated approval in the United States.

Additionally, the company announced that it is increasing the number of patients to be enrolled in the Phase 3 trial to 380 patients, which could potentially accelerate the time to reach the primary end point of progression free survival. If the data are supportive, the PFS endpoint would serve as the basis for submitting marketing applications on a global basis.

“I am very proud to announce today that we have hit this critical enrollment milestone in our global Phase 3 clinical trial as planned,” said Mai-Britt Zocca, Ph.D., President and CEO of IO Biotech. “The enthusiasm for this trial in cancer care centers in Europe, Australia, South Africa, Israel, and the United States is a testament to the need for improved outcomes for patients with advanced melanoma. With the momentum of enrollment building in this trial, we are taking the opportunity to increase the target for full enrollment by 80 patients, which will potentially accelerate the timeline to the primary endpoint of PFS. Even with this increase in target enrollment to 380 patients, we continue to expect to reach full enrollment in this trial by the end of this year and we continue to expect our cash to support our activities through the third quarter of 2024.”

Dr. Zocca continued, “Our full team continues to work diligently to develop novel vaccines that have the potential to significantly improve the current treatment paradigm for people with cancer. Should the interim analysis for this Phase 3 trial be positive, we have the potential to have our first vaccine candidate approved and available for patients in 2025 – this is an exciting time in the evolution of IO Biotech.”

About IO102-IO103

IO102-IO103 is an investigational immune-modulating cancer vaccine designed to target the immunosuppressive mechanisms mediated by the key immunosuppressive proteins indoleamine 2,3-dioxygenase (IDO) and PD-L1.

About the IOB-013/KN-D18 Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma, being conducted in collaboration with Merck. Target enrollment is 380 patients from centers spread across the United States, Europe, Australia, Israel and South Africa. Biomarker analyses will also be conducted. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the most important immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing in clinical studies its lead cancer vaccine candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim analysis of our Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

3